Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
Director of Investor Relations
jfulmer@advanceamerica.net

Advance America Announces Earnings of  $0.24 Per Share. Net Income Up 31% Over Adjusted Prior Year

SPARTANBURG, S.C., May 4, 2005 – Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of operations for its first quarter, which ended March 31, 2005.

Net income for the quarter ended March 31, 2005 was $19.7 million, compared to pro forma net income of $15.0 million for the same period in 2004, representing a 31.3% increase.  Prior to the Company’s initial public offering of its common stock (IPO) in December 2004, Advance America was taxed as an S corporation for income tax purposes.  Accordingly, the Company’s income tax expense for the first quarter of 2004 was $0.8 million, which represented income tax expense on certain subsidiaries that had not converted to an S corporation.  At the date of the IPO, the Company converted to a C corporation for income tax purposes.  Pro forma net income was determined based upon the Company’s actual net income of $23.7 million for the quarter ended March 31, 2004 and was adjusted as if the Company was taxed as a C corporation at a rate of 39%.

Diluted earnings per share were $0.24 for the quarter ended March 31, 2005 compared to pro forma diluted earnings per share of $0.18 for the same period in 2004. Pro forma diluted earnings per share was based upon the Company’s actual diluted earnings per share of $0.35 for the first quarter of 2004 and was adjusted as if the Company was taxed as a C corporation and the post-IPO diluted shares outstanding were outstanding during the first quarter of 2004.

Center gross profit as a percent of total revenues increased 1.7 percentage points , from 31.5% in the first quarter of 2004 to 33.2% in the first quarter of 2005. This increase in profitability was due to the maturing of newer centers and cost control at the center level. Center gross profit was $45.9 million, or 33.2% of total revenues for the quarter ended March 31, 2005, compared to $40.4 million, or 31.5% of total revenues for the quarter ended March 31, 2004.

During the first quarter of 2005, total revenues increased 8% to $138.4 million, compared to $128.2 million for the quarter ended March 31, 2004. Excluding centers in Georgia from the first quarter of 2004, total revenues increased 12.4%.  The quarter-over-quarter growth rate in total revenues for payday cash advance centers at least two years old as of March 31, 2005 was 2.0% (excluding centers in Georgia).  The increase in the number and size of individual income tax refunds received during the 2005 tax filing season and the acceleration in timing of those refunds had a negative impact on revenue growth rate and had a favorable impact on the Company’s loss rate on payday cash advances. The provision for doubtful accounts and agency bank losses as a percent of total revenues was 7.3% for the quarter ended March 31, 2005, compared to 8.6% for the same period in 2004.

For the quarter ended March 31, 2005, the total number of cash advances processed increased by approximately 0.2 million, from approximately 2.4 million (excluding centers in Georgia) during the first quarter of 2004 to approximately 2.6 million during the first quarter of 2005.

The Company opened 22 new payday cash advance centers during the first quarter of 2005, compared to 118 during the same period in 2004.  The Company expects to open a total of approximately 400 centers in calendar year 2005. At March 31, 2005, the Company had expanded its national operating network to a total of 2,424 payday cash advance centers in 34 states.

Advance America’s Chief Executive Officer Billy Webster commented on the results, “We continue to be pleased with the steady operating performance of our Company during the first quarter of 2005.  Despite challenges on the regulatory front, we were able to maintain our focus on delivering solid financial performance for our stockholders.”

As the Company previously announced, the Federal Deposit Insurance Corporation (FDIC) recently issued revised Payday Lending Guidance to FDIC-supervised institutions that offer payday loans, including the lending banks for which Advance America acts as a processing, marketing and servicing agent. Each of these lending banks has submitted a plan for implementation of the revised Guidance. At the time of this release, none of the lending banks has received FDIC approval of its plans. As a result, the Company cannot yet determine the extent to which the revised Guidance would financially or otherwise affect the agency business model, which represented approximately 24% of Advance America’s first quarter total revenues in 2005 and is used in approximately 22% of the Company’s centers. The deadline for the lending banks to conform to the new Guidance has been extended until June 1, 2005.  The Company will continue to cooperate with the lending banks to implement whatever policies and procedures the lending banks decide are appropriate and necessary to comply with the new FDIC Guidance and that the FDIC accepts.

In addition, Advance America’s Board of Directors declared on May 3, 2005 a regular quarterly dividend of $0.09 per share. The dividend will be payable on June 10, 2005, to stockholders of record as of May 31, 2005.

The Company’s Board of Directors also approved a plan authorizing the repurchase of up to $50 Million of the Company’s currently outstanding common stock.  Commenting on the Board’s authorization, Mr. Webster said, “We remain optimistic about our business models and the long term growth prospects of our Company. The current uncertainty following the issuance of the revised FDIC guidelines has provided us with an opportunity to make an investment for our stockholders by selectively purchasing shares of our stock at what we believe are favorable prices. The Board of Directors believes that both the declaration of a dividend and the authorization of a share repurchase program are consistent with our desire to provide a favorable return to our stockholders without inhibiting the Company’s growth strategy going forward.”

The Company will discuss these results during a conference call on Thursday, May 5 at 9:00 a.m. (EST). To listen to this call, please dial the conference telephone number (800) 946-0783. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamericacash.com. An audio replay of the call will be available online or by telephone (888) 203-1112 (replay passcode: 5411648) until the close of business on May 12, 2005.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading payday cash advance services provider with over 2,400 centers in 34 states. Operating under the brand names Advance America and National Cash Advance, the Company offers convenient, less-costly, credit options to consumers whose needs are not met by traditional financial institutions.  The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance, our business strategy and expected developments in the payday cash advance services industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties and other factors, many of which are not under our control and may not even be predictable.  Therefore, the actual results could differ materially from our expectations as of today and any future results, performance or achievements expressed directly or impliedly by the forward-looking statements.  These factors include: For example, the effect the revised FDIC Payday Lending Guidance may have on the lending banks and the agency business model; federal and state governmental regulation of payday cash advance services, short-term consumer lending and related financial services businesses; current and future litigation and regulatory proceedings against us, including but not limited to those against us in Florida, Georgia and North Carolina; the possibility that we may have to permanently cease our operations in Georgia and North Carolina; the accuracy of our estimates of payday cash advance losses; our lack of product and business diversification; our relationships with the lending banks and with the banks party to our revolving credit facility;  theft and employee errors; the availability of adequate financing, suitable payday cash advance centers and experienced management employees to implement our growth strategy; the fragmentation of the payday cash advance services industry and competition from various other sources, such as other payday cash advance providers, small loan providers, short-term consumer lenders, banks, savings and loans and other similar financial services entities, as well as retail businesses that offer consumer loans or other products or services similar to those offered by us; and customer demand and response to services offered at our payday cash advance centers. For a more detailed discussion of some of these factors, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2004, a copy of which is available from the SEC, upon request from us, or by going to our website: www advanceamericacash.com.

Consolidated Balance Sheets

December 31, 2004 and March 31, 2005 (unaudited)

(in thousands, except per share data)

	December 31, 2004	March 31, 2005
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$18,224	$13,690
Advances and fees receivable, net	155,009	131,901
Deferred income taxes	3,141	2,444
Other current assets	9,887	10,156
Total current assets	186,261	158,191
Restricted cash	9,110	9,149
Property and equipment, net	72,247	71,456
Goodwill, net	122,324	122,324
Other assets	7,597	7,381
Total assets	$397,539	$368,501

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,911	$7,102
Accrued liabilities	23,027	27,457
Income taxes payable	2,169	3,105
Accrual for excess bank losses	3,219	2,330
Current portion of long-term debt	471	478
Total current liabilities	42,797	40,472
Revolving credit facility	39,506	—
Long-term debt	6,660	6,543
Deferred income taxes	12,286	12,878
Other liabilities	—	14
Total liabilities	101,249	59,907

Commitments and contigencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized; 96,821 shares issued and 83,958 shares outstanding	968	968
Paid in capital	284,004	283,835
Paid in capital - unearned compensation	(3,451)	(3,160)
Retained earnings	52,492	64,674
Common stock in treasury (12,863 shares at cost)	(37,723)	(37,723)
Total stockholders’ equity	296,290	308,594
Total liabilities and stockholders’ equity	$397,539	$368,501

Interim Unaudited Consolidated Statements of Income

Three Months Ended March 31, 2004 and 2005

(in thousands, except per share data)

	2004	2005

Revenues:
Fees and interest charged to customers	$95,315	$105,156
Processing, marketing, and servicing fees	32,845	33,227
Total revenues	128,160	138,383

Provision for doubtful accounts and agency bank losses	(10,960)	(10,091)
Net revenues	117,200	128,292

Center Expenses:
Salaries and related payroll costs	39,876	42,048
Occupancy costs	15,280	19,127
Center depreciation expense	3,164	3,537
Advertising expense	6,824	5,245
Other center expenses	11,640	12,437
Total center expenses	76,784	82,394
Center gross profit	40,416	45,898

Corporate and Other Expenses (Income):
General & administrative expenses	10,124	11,738
General & administrative expenses with related parties	597	63
Corporate depreciation expense	999	1,077
Interest expense	1,412	826
Interest expense with related parties	2,600	—
Interest income	(36)	(91)
Loss on disposal of property and equipment	160	96
Income before income taxes	24,560	32,189
Income tax expense	819	12,451
Net income	$23,741	$19,738

Net income per common share - basic and diluted	$0.35	$0.24

Weighted average number of shares outstanding - basic and diluted	68,667	83,958

Pro Forma Data:
Income before income taxes	$24,560
Pro forma income tax expense	9,578
Net income adjusted for pro forma income tax expense	$14,982

Pro forma net income per common share - basic and diluted	$0.18

Weighted average pro forma number of post-IPO shares outstanding - basic and diluted	83,958